Exhibit 10.14

Office of the Senior Vice President	1 New Orchard Road
Human Resources	Armonk, NY 10504

July 23, 2021

Mr. David Wyshner

Dear David,

I am delighted to extend an offer of employment to you at IBM as Chief Financial Officer, Kyndryl, currently the Managed Infrastructure Services unit of Global Technology Services (excluding TSS).

The attachment outlines the specifics of our offer. I am extremely excited about your joining the IBM team.

Please indicate your acceptance of this offer by signing and returning the letter and the Noncompetition Agreement to me via email.

Sincerely,

/s/ Nickle LaMoreaux

Nickle LaMoreaux

Senior Vice President and Chief Human Resources Officer,

IBM Human Resources

Attachments

July 23, 2021

David Wyshner

This letter confirms our offer of IBM employment to you as Chief Financial Officer, Kyndryl, reporting to Martin Schroeter, Chief Executive Officer, Kyndryl. Your primary responsibilities will be to ensure completion of The Transaction, as described below, and other responsibilities as agreed upon between you and Kyndryl’s Chief Executive Officer. This offer letter supersedes all previous offer letters, including the offer letter date July 13, 2021. The elements of your employment offer are:

Cash Compensation:

Effective on your first day of employment, your annualized base salary will be $780,000.00, and you will have an opportunity to receive a $975,000.00 bonus as set forth below. This is in addition to your participation in the IBM benefits plans. As an employee, you will receive a paycheck on a semi-monthly basis, on or around the 15th and 31st of each month. For 2021, your base salary will be prorated to reflect your actual IBM service.

In connection with IBM’s announced intention to spin-off the Managed Infrastructure Services unit of its IBM Global Technology Services (GTS) business and organization (excluding TSS) as a separate publicly listed company with IBM no longer owning any stake in the new company (the separate publicly listed company referred to as “NewCo”, and the spin-off referred to as “The Transaction”), which will occur on the date of the closing of such spin-off (referred to as “The Closing Date”), your bonus payment will depend on your successful completion of The Transaction. If achieved, your bonus will be paid no later than February 1, 2022. You must be an active employee on The Closing Date in order to be eligible to receive the bonus payout.

While IBM intends for The Transaction to be completed by December 31, 2021, if The Transaction is not completed by such date, IBM’s Chief Executive Officer may in his discretion decide to pay the bonus in full or in part and such payment shall be made no later than February 1, 2022, provided you are an active employee of IBM or Newco on such payment date.

Additionally, you shall receive the bonus within one month following the date of your termination if the Transaction is not completed by December 31, 2021 for reasons beyond your reasonable control and your employment is terminated without Cause (as defined in the Noncompetition Agreement).

Please note, if prior to December 31, 2021 for strategic business reasons, (A) IBM unilaterally determines and formally announces that it will not complete The Transaction, or (B) if NewCo is sold to another buyer, and in both cases, the IBM CEO determines that your performance in moving the transaction to closure was not a contributing factor in the decision not to complete The Transaction or sell to another buyer, and your performance is otherwise satisfactory, you will be eligible to receive the bonus payment one month following the later of: (1) IBM’s formal announcement to not complete The Transaction (“Announcement Date”); or (2) the closing date of the sale of NewCo (“Sale Date”). You must be an active employee on the Announcement Date or the Sale Date, as applicable, in order to be eligible to receive the bonus payout.

July 23, 2021

David Wyshner

New Hire Equity:

You will be awarded a new hire equity grant of $4,000,000.00 in planned value. You will receive 100% of this planned value as a special Performance Share Unit (PSU) award. Your award will be granted on the 1st of the month following your Hire Date, or as soon as practical thereafter. The number of PSUs granted will be determined by dividing the planned grant value by the average of IBM’s closing stock price for the 30 active trading days prior to the date of grant.

In order to vest in your PSU award, you must meet two performance criteria (“Performance Criteria”), or be excused for the non-performance:

1.	You (a) successfully complete The Transaction as envisaged by no later than January 1, 2023 or (b) you are excused from completing the Transaction as envisaged for reasons beyond your reasonable control as described in the Terms and Conditions document provided with this offer letter; or (c) your employment is terminated without Cause (as such term is defined in your Noncompetition Agreement) by IBM.

2.	If The Transaction is completed, then immediately following The Closing Date you accept employment at NewCo as the Chief Financial Officer, provided this performance criterion is excused if NewCo’s offer of employment is not comparable in the aggregate to the terms of this offer letter, including your annual salary, bonus, and equity award.

If the performance criteria described above are satisfied or excused, your award will generally vest and be released 33% on the six month anniversary of The Closing Date, 33% on the lst anniversary of The Closing Date, and 34% on the 2nd anniversary of The Closing Date, assuming all other conditions in your equity award agreement and its incorporated terms and conditions are met.

Except as specified above, PSUs are subject to the terms and conditions of the applicable IBM Long-term Performance Plan, along with the Preliminary Award Agreement and Terms and Conditions document that is being provided with this offer letter. A final Award Agreement that indicates the number of PSUs granted will be provided after the grant date of your award. Subsequent grants may be awarded in IBM or NewCo’s discretion based on your performance and contribution to the business.

July 23, 2021

David Wyshner

Sign-on Equity Award:

You will be also be awarded a Sign-On Equity Grant of $3,500,000.00 in planned value. You will receive 100% of this planned value in Retention Restricted Stock Units (RRSUs) (the “Sign-On Equity Award”). Your award will be granted on the 1st of the month following your Hire Date, or as soon as practical thereafter. The number of RRSUs granted will be determined by dividing the planned grant value by the average of IBM’s closing stock price for the 30 active trading days prior to the date of grant. Your Sign-on Equity Grant is anticipated to vest and be released $250,000 in planned value on the one year anniversary of the grant date, $250,000 in planned value on the two year anniversary of the grant date, and $3,000,000 in planned value on the three year anniversary of the grant date. RRSUs are equivalent in value to shares of IBM stock and, once vested and released, are paid out in stock (or cash in select countries). Upon The Closing Date, the Sign-On Equity Award will be converted in a manner consistent with similar awards.

If IBM terminates your employment without Cause (as defined in your Noncompetition Agreement with IBM) and your performance is otherwise satisfactory, you will continue to be eligible to vest and receive your Sign-On Equity Award as scheduled.

Except as specified above, PSUs and RRSUs are subject to the terms and conditions of the applicable IBM Long-Term Performance Plan, along with the Preliminary Award Agreement and Terms and Conditions document that is being provided with this offer letter. A final Award Agreement that indicates the number of PSUs and RRSUs granted will be provided after the grant date of your award. Subsequent grants may be awarded in IBM or NewCo’s discretion based on your performance and contribution to the business.

Indemnification:

In your role, you will be covered by IBM’s Directors & Officers insurance policy, and after the Transaction you will be indemnified by Kyndryl as required by law and in accordance with any additional Kyndryl policy regarding your role.

Benefits:

During your employment, you will be eligible to participate in the various benefit plans which IBM generally makes available to its regular employees, including medical and dental coverage, accident, disability and life insurance, as well as the IBM 401(k) Plus Plan. Additional details on these programs will be provided separately. For detailed information on IBM Health Care Benefits, visit the Health Care Benefits at IBM site at http://www.ibm.com/employment/us/benefits/.

If you have additional benefits questions after visiting our website, please contact Paul Dunkle.

Additionally, the Affordable Care Act (ACA) requires companies to provide employees with a Notice of Exchanges which discusses the Health Insurance Marketplace; a public option where individuals may purchase health care coverage. This notice is attached for your information.

July 23, 2021

David Wyshner

As is customary at IBM, this offer is contingent upon the completion of our pre-employment process, including verification of your application materials and your ability to work for IBM without restriction (which means you do not have non-compete obligations or other restrictive clause with your current or former employer; or any non-compete or other restrictions have been disclosed by you and resolved to IBM’s satisfaction).

IBM employees are required to comply with IBM’s Business Conduct Guidelines. Once you have authorized access to the IBM Intranet, you will be able to read and/or print the contents of these documents, and will be required to acknowledge receipt and compliance with the guidelines.

U.S. Laws and regulations prohibit the unauthorized release of restricted technology to certain persons. IBM, in order to comply with these legal requirements, must ascertain whether someone who may be given access to restricted technology is a “Foreign Person” subject to these export control restrictions. If someone is a Foreign Person for export control purposes, then he/she may need to be granted an export license or other government authorization before starting in a position with access to restricted technology. Therefore, if you indicated that you are a Foreign Person on your employment application (by answering “no” to the question “Are you a U.S. citizen or national, a permanent resident? or “yes” to the question “Are you a refugee, an asylee or authorized to work under the amnesty provisions of U.S. immigration law?”), you will be contacted by a member of IBM’s Recruitment organization who will ask for your country(s) of citizenship and permanent residence. Your country(s) of citizenship and permanent residence will enable IBM to determine the type of export license which would be required, should you be placed in a position with access to restricted technology. Our ability to obtain an export license for you may be a factor in IBM’s decision to continue with your pre-employment process, depending on the staffing needs of the hiring manager.

For tax and payroll purposes, you will require a Social Security Number. If you do not have one, you must apply for a number at your Social Security Administration Office before your first day of employment. Also, please note that IBM may be required to withhold federal tax at a different rate based upon your alien residency tax filing status. For more information on this, please review IRS Publication 519 before completing the W4 from, http://www.irs.gov/publications/p519/ch01.html. If you are a nonresident alien, you will need to complete the W-4 form using the provided instructions on your first day of work, http://www.irs.gov/publications/p519/ch08.html.

Your employment is also contingent upon your compliance with the U.S. immigration law. The law requires you to complete the U.S. Government Employment Eligibility Verification form (1-9) and to provide on your first day of employment documents that verify your identity and employment eligibility. By accepting this offer, you will be required to comply with this law. The terms of this letter are not a contract of employment and do not imply employment for any specific period of time. Rather, employment at IBM is at-will, which means that either you or IBM may terminate your employment at any time, for any reason and without prior notice, subject to the provisions of this offer letter. No modification of this at-will status is valid unless contained in writing signed by two authorized representatives of IBM.

July 23, 2021

David Wyshner

On your first day of employment you will be required to sign IBM’s form regarding confidential information and intellectual property. If you would like to review or discuss this document in advance, please contact Paul Dunkle.

Accepted:	/s/ David B Wyshner

Date:	7-25-21

Projected Start Date:	September 2021